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                                                                  Exhibit (d)(3)

                            IRREVOCABLE UNDERTAKING

Applied Graphics Technologies, Inc.
450 West 33rd Street
New York, New York 10001
United States of America
(the "COMPANY")

                                                                   29 April 2003

Dear Sirs

TENDER OFFER FOR THE COMPANY'S OUTSTANDING 10% SUBORDINATED NOTES DUE 2005 (THE "NOTES")

1    TERMS OF THE TENDER OFFER

     This deed of irrevocable undertaking ("DEED") sets out the terms on which we undertake to accept the tender offer to be made by the Company for the Notes (the "TENDER OFFER").

     With the exception that the purchase price per GBP 1 principal amount of Notes under the Tender Offer shall be 25p together with accrued interest, the Offer shall be made on substantially the same terms and conditions as set out in section 2 of the document sent to holders of the Notes ("NOTEHOLDERS") and dated 4 July 2002, a copy of which is annexed hereto (the "FIRST CIRCULAR") and/or on such additional terms and conditions (i) as may be required by the United Kingdom Listing Authority ("UKLA") or for any other legal or regulatory reason and/or (ii) as are customarily included in tender offers of the same type as the Tender Offer and/or (iii) as may be required in connection with any Restructuring (as defined in paragraph 5) and/or (iv) pursuant to any new, increased, extended, varied or revised tender offer or tender offers by the Company, provided that in any such case the terms of such tender offer or tender offers are no less favourable to Noteholders than the terms set out in the section 2 of the First Circular.

2    ISSUE OF SECOND CIRCULAR

     We irrevocably consent to the issue of the Second Circular (as defined below) incorporating references to us and to the provisions of this undertaking in such terms as shall be agreed with us (such agreement not to be reasonably withheld) and (if required by the UKLA, the listing rules thereof or for any other legal or regulatory reason) for this document to be made available for inspection while the Tender Offer

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     remains open for acceptance or such other period as may be required for any legal or regulatory reason.

3.   IRREVOCABLE UNDERTAKINGS AND ASSURANCES

     In consideration of the Company agreeing to make the Tender Offer, we irrevocably and unconditionally undertake, represent and warrant to you that:

     (a) we are [beneficial owners and] registered holders of (or otherwise able to control the exercise of all rights attaching to, including the ability to procure the transfer of) the principal amount of Notes set out in the first column of the Schedule (the "RELEVANT NOTES");

     (b) neither the whole nor any part of our interest in the Relevant Notes or any of them is subject to any contract, assignment, charge, option or other disposition, dealing or restriction whatsoever;

     (c) there are no other Notes registered in our name or beneficially owned or managed and controlled by us, or in which we have an interest, and we have no rights or options to acquire any Notes, save as specified in column 4 of the Schedule;

     (d) we are not acting in concert (as such term is defined in the City Code on Takeovers and Mergers (the "CODE") issued by the Panel on Takeovers and Mergers in the United Kingdom) with any person for any purpose in relation to the Notes or the Tender Offer or for any other purpose in relation to the Company or any of its subsidiaries save in so far as any such relationship may arise out of our executing this Deed;

     (e) we are able and have all relevant rights, power and authority, and have obtained all necessary authorizations, approvals, consents and licenses required by us (all of which are unconditional and remain in full force and effect), to enter into and perform this Deed and, upon the Tender Offer being made, will be able to accept or procure the acceptance of the Tender Offer in respect of the Relevant Notes and to transfer the Relevant Notes free from all liens, charges, options, equities, encumbrances and third party rights of any nature and together with all rights now or hereafter attaching thereto and otherwise perform any obligations under this undertaking;

     (f) we shall as soon as possible, and in any event by 3:00 p.m. London time on the fifth London business day after the document containing the formal Tender Offer (the "SECOND CIRCULAR") is posted to the Noteholders, duly accept or procure the acceptance of the Tender
          Offer in accordance with its terms by delivery to the tender agent for the Tender Offer of duly authorised and executed forms of acceptance of the Tender Offer in respect of the Relevant Notes and shall forward or procure that there is forwarded with such acceptance(s) the certificate(s) in respect of the Relevant Notes and/or other documents of title or a form of indemnity acceptable to you in respect of any lost certificate(s);

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     (g) if we shall exercise the rights or options which we have to acquire any
         Notes, as set out in column 4 of the Schedule, we shall thereupon accept the Tender Offer in accordance with paragraph 3(f) in respect of such acquired Notes as soon as practicable;

     (h) unless and until the Tender Offer closes, lapses or is withdrawn we will not:

         (i) except pursuant to the Tender Offer, sell, transfer, mortgage, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, mortgaging, charging or other disposal or grant of any encumbrance or option of or over all or any of the Relevant Notes or any interest therein or accept any other offer in respect of all or any of the same;

         (ii) encourage or assist or solicit or accept or agree to accept any other offer in respect of all or any of the Relevant Notes;

         (iii) withdraw our acceptance(s) in respect of the Relevant Notes notwithstanding that we may have become entitled to do so pursuant to the terms of the Second Circular or otherwise, and we shall procure that no rights to withdraw any acceptance in respect of such Relevant Notes are exercised;

         (iv) (other than pursuant to the Tender Offer) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur or permit to arise any obligation to do all or any of the acts referred to in sub-paragraphs (h)(i),
               (ii) or (iii) above which would or might be prejudicial to the successful outcome of the Tender Offer or restrict or impede the acceptance of the Tender Offer. For the avoidance of doubt, references in this sub-paragraph (iv) to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following closing, lapsing or withdrawal of the Tender Offer or upon or following this Deed ceasing to be binding or upon or following any other event;

         (v) acquire or dispose of any shares or other securities of the Company or any of its subsidiaries (or any interest therein); and

     (i) the Relevant Notes shall be acquired by the Company free from all liens, charges, options, equities, encumbrances and third party rights of any nature and together with all rights now or hereafter attaching thereto.

4    EXERCISE OF VOTING RIGHTS

     We hereby further irrevocably undertake, represent, warrant and agree to and with the Company that, until the Tender Offer shall have closed, lapsed or been withdrawn:

     (a) we shall exercise or procure the exercise of the voting rights attached to the Relevant Notes on a Relevant Resolution (as defined below) in accordance with the Company's directions;


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     (b)  for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by the Company appointing any person nominated by the Company to attend and vote at the relevant meeting(s) of Noteholders; and

     (c) we shall not without the prior written consent of the Company requisition or join in the requisition of any meeting of Noteholders.

          For the purpose of this undertaking, a Relevant Resolution is:

          (i) a resolution (whether or not amended) proposed at a meeting of the Noteholders, or at any adjourned meeting, the passing of which would assist in the implementation of the Tender Offer (including, without limitation, to amend the terms and conditions of the Notes allowing for the redemption of the Notes on terms to be set out in the Second Circular or enabling the Tender Offer to become unconditional) or which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way; or

          (ii) a resolution to adjourn a meeting of the Noteholders whose business includes the consideration of a resolution falling within sub-paragraph (i) above; or

          (iii) a resolution to amend a resolution falling within sub-paragraphs (i) and (ii) above.

5    SECRECY

     We will between the date of this undertaking and the public offer of the announcement of the Tender Offer maintain appropriate secrecy about the possibility, and terms, of (i) the Tender Offer and (ii) any potential or actual restructuring of the debt and the equity share capital of the Company and/or any of its subsidiaries (a "RESTRUCTURING").

6    TERMINATION

     The undertakings in this Deed shall automatically terminate and cease to have any further effect in the event that:

     (a) the Second Circular is not posted to the Noteholders by or on 30 June 2003; or

     (b)  the Tender Offer lapses or is withdrawn.

7    NO OBLIGATION TO OFFER

     Nothing contained in this Deed shall oblige the Company to announce or make the Tender Offer.

8    POWER OF ATTORNEY

     In order to secure the performance of our obligations contained in this Deed, we hereby irrevocably appoint any director of the Company to be our attorney in our


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     name and on our behalf to execute a form or forms of acceptance and/or such other documents and do such other acts and things (if any) as may be necessary to accept (or procure the acceptance of) the Tender Offer in respect of the Relevant Notes (or, as the case may be, to require the registered holder(s) thereof to accept the same), provided that such appointment shall not take effect until seven business days shall have elapsed from the date of despatch of the Second Circular and only then if we shall have failed to comply with our obligations hereunder.

9    THIRD PARTY APPROACHES

     We will at all times after the date hereof and until the Tender Offer shall have closed, lapsed or been withdrawn promptly notify you in writing of any communication, invitation, approach or enquiry which we may receive from a third party concerning the acquisition of all or any of our Relevant Notes or the acquisition or assignment of any rights or options we have to acquire any Notes.

10   NOMINEES

     In the case where the Relevant Notes are registered in the name of a nominee, we shall direct the nominee to act as if the nominee were bound by the terms of this irrevocable undertaking and we shall use our best endeavours to do all acts and things necessary to carry the terms hereof into effect as if we had been the registered holder of the Relevant Notes registered in the name of such nominee.

11   WAIVER

     We undertake that we shall not make any claim against the Company or any of its subsidiaries or any of their respective directors, officers, employees or agents in connection with the arrangements provided for in this Deed for any loss or damage of whatever nature which we may suffer or incur in connection with this Deed which does not arise from a breach of any provision of this Deed by or the fraud or wilful default of any such aforementioned persons.

12   ACCURACY OF INFORMATION

     We undertake to provide the Company and its professional advisers promptly on request with all information as may be required by the UKLA and/or any other legal or regulatory requirements for inclusion in the Second Circular. We shall notify the Company and its professional advisers promptly of any changes to such information.

13   TIME OF THE ESSENCE

     Any date, time or period referred to in this Deed shall be of the essence except to the extent to which we and the Company agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

14   DAMAGE NOT ADEQUATE

     We agree that damages would not be an adequate remedy for breach of this Deed.


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15   GOVERNING LAW AND JURISDICTION

     This Deed and all matters in connection therewith shall be governed by, and construed in accordance with, English law. We hereby irrevocably submit to the non-exclusive jurisdiction of the English courts in relation to any dispute or other matter arising in connection with this undertaking and waive any objection to proceedings in such courts as the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum. [We agree the process by which any proceedings are begun in England may be served on us by being delivered to [name of process agent] at [address]]. No person who is not a party to this undertaking shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking.

16   AMENDMENTS/VARIATIONS IN WRITING

     No amendment or variation shall be made to this Deed unless signed in writing by the Company and us.


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                                    SCHEDULE

The following represents our holding of Notes and any Notes subject to options or rights held by us to acquire such Notes.

Number of Notes held     Registered holder   Beneficial owner      Number of Notes
   or controlled                                                 subject to options or
                                                                   rights to acquire
--------------------     -----------------   ----------------    ---------------------

Dated:

If executed by a Corporate Holder:

Executed as a deed by              )
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(name of company)                  )
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                                             (Title)






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                                             (Title)


If executed by an Individual:

Executed as a deed by              )
                                   )
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(name of individual)               )
                                             ----------------------------
                                             (Signature of witness)


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                                             (name of witness)

                                             ----------------------------
                                             (address of witness)

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                                             (occupation of witness)



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